As filed with the Securities and Exchange Commission on April 22, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CALIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	68-0438710
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1035 N. McDowell Boulevard

Petaluma, CA 94954

(Address of Principal Executive Offices including Zip Code)

Optical Solutions, Inc. Amended and Restated 1997 Long-Term Incentive and Stock

Option Plan

Calix Networks, Inc. Amended and Restated 2000 Stock Plan

Calix Networks, Inc. Amended and Restated 2002 Stock Plan

Calix, Inc. Employee Stock Purchase Plan

Calix, Inc. 2010 Equity Incentive Award Plan

(Full Title of the Plan)

Carl Russo President and Chief Executive Officer Calix, Inc. 1035 N. McDowell Boulevard Petaluma, CA 94954 (707) 766-3000	Copy To: Patrick A. Pohlen, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

(Name and Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.025 Par Value	118,701 (2)	$13.36 (3)	$1,585,845.36	$113.08
Common Stock, $0.025 Par Value	4,767 (4)	$61.37 (5)	$292,500.79	$20.86
Common Stock, $0.025 Par Value	562,721 (6)	$4.04 (7)	$2,273,392.84	$162.10
Common Stock, $0.025 Par Value	4,531,221(8)	$14.23 (9)	$64,479,274.83	$4,597.38
Common Stock, $0.025 Par Value	1,000,000(10)	$14.23 (9)	$14,230,000.00	$1,014.60
Common Stock, $0.025 Par Value	5,383,036(11)	$14.23 (9)	$76,600,602.28	$5,461.63

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Optical Solutions, Inc. Amended and Restated 1997 Long-Term Incentive and Stock Option Plan (the “1997 Plan”), the Calix Networks, Inc. Amended and Restated 2000 Stock Plan (the “2000 Plan”), the Calix Networks, Inc. Amended and Restated 2002 Stock Plan (the “2002 Plan”), the Calix, Inc. Employee Stock Purchase Plan (the “ESPP”) and the Calix, Inc. 2010 Equity Incentive Award Plan (the “2010 Plan”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.
(2)	Represents 118,701 shares of common stock subject to outstanding awards under the 1997 Plan as of April 16, 2010. There are no shares reserved for future issuance under the 1997 Plan as of April 16, 2010.
(3)	This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. For the 118,701 shares of common stock reserved for issuance upon the exercise of outstanding awards granted under the 1997 Plan, the Proposed Maximum Offering Price Per Share is $13.36 per share, which is the weighted average exercise price of outstanding awards granted under the 1997 Plan.
(4)	Represents 4,767 shares of common stock subject to outstanding awards under the 2000 Plan as of April 16, 2010. There are no shares reserved for future issuance under the 2000 Plan as of April 16, 2010. Any such shares of common stock that are subject to awards under the 2000 Plan which are forfeited or lapse unexercised and which are not issued under the 2000 Plan will be available for issuance under the 2010 Plan. See footnote 10 below.
(5)	This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. For the 4,767 shares of common stock reserved for issuance upon the exercise of outstanding awards granted under the 2000 Plan, the Proposed Maximum Offering Price Per Share is $61.37, which is the weighted average exercise price of outstanding awards granted under the 2000 Plan.
(6)	Represents 562,721 shares of common stock subject to outstanding awards under the 2002 Plan as of April 16, 2010. There are no shares reserved for future issuance under the 2002 Plan as of April 16, 2010. Any such shares of common stock that are subject to awards under the 2002 Plan which are forfeited or lapse unexercised and which are not issued under the 2002 Plan will be available for issuance under the 2010 Plan. See footnote 10 below.
(7)	This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. For the 562,721 shares of common stock reserved for issuance upon the exercise of outstanding awards granted under the 2002 Plan, the Proposed Maximum Offering Price Per Share is $4.04, which is the weighted average exercise price of outstanding awards granted under the 2002 Plan.
(8)	Represents 4,531,221 restricted stock units as of April 16, 2010. There are no shares reserved for future issuance under the 2002 Plan as of April 16, 2010. Any such shares of common stock that are subject to awards under the 2002 Plan which are forfeited or lapse unexercised and which are not issued under the 2002 Plan will be available for issuance under the 2010 Plan. See footnote 10 below.
(9)	This estimate is made pursuant to Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $14.23, which is the average of the high and low prices for the registrant’s common stock as reported on the New York Stock Exchange on April 16, 2010.
(10)	Represents 1,000,000 shares of common stock available for future issuance under the ESPP as of April 22, 2010.
(11)	Represents 5,383,036 shares of common stock available for future issuance under the 2010 Plan as of April 16, 2010, which number consists of (a) 4,666,666 shares of common stock initially available for future grants under the 2010 Plan and (b) 716,370 shares of common stock previously available for issuance under the 2002 Plan that became available for issuance under the 2010 Plan as of the effective date of the 2010 Plan. To the extent outstanding awards under the 2000 Plan or 2002 Plan are forfeited or lapse unexercised and which following the effective date of the 2010 Plan are not issued under the 2000 Plan or 2002 Plan, the shares of common stock subject to such awards will be available for future issuance under the 2010 Plan. See footnotes 4 and 8 above.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Calix, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on March 24, 2010, relating to the registration statement on Form S-1, as amended (Registration No. 333-163252), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-34674), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 23, 2010, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Latham & Watkins LLP, counsel to the Registrant, and certain attorneys and investment funds affiliated with the firm collectively own an aggregate of 10,098 shares of the Registrant’s common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors and certain of our officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We also maintain directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

EXHIBIT
4.1	Amended and Restated Certificate of Incorporation of Calix, Inc. (incorporated by reference from Exhibit 3.3 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on March 23, 2010 (File No. 333-163252))

4.2	Amended and Restated Bylaws of Calix, Inc. (incorporated by reference from Exhibit 3.5 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on March 23, 2010 (File No. 333-163252))

4.3	Form of Calix, Inc.’s Common Stock Certificate (incorporated by reference from Exhibit 4.1 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on March 23, 2010 (File No. 333-163252))

4.4	Calix Networks, Inc. Amended and Restated 2000 Stock Plan and related documents (incorporated by reference from Exhibit 10.1 to the Registrant’s registration statement on Form S-1, filed with the SEC on November 20, 2009 (File No. 333-163252))

4.5	Amended and Restated 2002 Stock Plan (incorporated by reference from Exhibit 10.2 to the Registrant’s registration statement on Form S-1, filed with the SEC on March 8, 2010 (File No. 333-163252))

4.6	Optical Solutions, Inc. Amended and Restated 1997 Long-Term Incentive and Stock Option Plan and related documents (incorporated by reference from Exhibit 10.3 to the Registrant’s registration statement on Form S-1, filed with the SEC on November 20, 2009 (File No. 333-163252))

4.7	Calix, Inc. 2010 Equity Incentive Award Plan and related documents (incorporated by reference from Exhibit 10.4 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on March 8, 2010 (File No. 333-163252))

4.8	Calix, Inc. 2010 Employee Stock Purchase Plan (incorporated by reference from Exhibit 10.15 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on March 8, 2010 (File No. 333-163252))

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in the signature page to this registration statement)

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petaluma, State of California, on this 22nd day of April, 2010.

CALIX, INC.

By:	/s/ Carl Russo
Carl Russo
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Carl Russo and Kelyn Brannon-Ahn, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Carl Russo Carl Russo	Chief Executive Officer and Director (Principal Executive Officer)	April 22, 2010

/s/ Kelyn Brannon-Ahn Kelyn Brannon-Ahn	Chief Financial Officer (Principal Financial and Accounting Officer)	April 22, 2010

/s/ Don Listwin Don Listwin	Director	April 22, 2010

/s/ Michael Ashby Michael Ashby	Director	April 22, 2010

/s/ Michael Everett Michael Everett	Director	April 22, 2010

/s/ Paul Ferris Paul Ferris	Director	April 22, 2010

/s/ Robert Finzi Robert Finzi	Director	April 22, 2010

/s/ Michael Flynn Michael Flynn	Director	April 22, 2010

/s/ Adam Grosser Adam Grosser	Director	April 22, 2010

/s/ Michael Marks Michael Marks	Director	April 22, 2010

EXHIBIT
4.1	Amended and Restated Certificate of Incorporation of Calix, Inc. (incorporated by reference from Exhibit 3.3 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on March 23, 2010 (File No. 333-163252))

4.2	Amended and Restated Bylaws of Calix, Inc. (incorporated by reference from Exhibit 3.5 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on March 23, 2010 (File No. 333-163252))

4.3	Form of Calix, Inc.’s Common Stock Certificate (incorporated by reference from Exhibit 4.1 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on March 23, 2010 (File No. 333-163252))

4.4	Calix Networks, Inc. Amended and Restated 2000 Stock Plan and related documents (incorporated by reference from Exhibit 10.1 to the Registrant’s registration statement on Form S-1, filed with the SEC on November 20, 2009 (File No. 333-163252))

4.5	Amended and Restated 2002 Stock Plan (incorporated by reference from Exhibit 10.2 to the Registrant’s registration statement on Form S-1, filed with the SEC on March 8, 2010 (File No. 333-163252))

4.6	Optical Solutions, Inc. Amended and Restated 1997 Long-Term Incentive and Stock Option Plan and related documents (incorporated by reference from Exhibit 10.3 to the Registrant’s registration statement on Form S-1, filed with the SEC on November 20, 2009 (File No. 333-163252))

4.7	Calix, Inc. 2010 Equity Incentive Award Plan and related documents (incorporated by reference from Exhibit 10.4 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on March 8, 2010 (File No. 333-163252))

4.8	Calix, Inc. 2010 Employee Stock Purchase Plan (incorporated by reference from Exhibit 10.15 to the Registrant’s registration statement on Form S-1, as amended, filed with the SEC on March 8, 2010 (File No. 333-163252))

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in the signature page to this registration statement)